EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rhinebeck Bancorp, Inc. of our report dated March 26, 2020, relating to the consolidated financial statements of Rhinebeck Bancorp, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
July 10, 2020